EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors and Stockholders

CNET Networks, Inc.

We consent to incorporation by reference in the registration statements on Forms S-8 (File Nos. 333-85374, 333-65224, 333-35458, 333-58724, 333-78247, 333-67325, 333-34491, 333-07671 and 333-07667) of CNET Networks, Inc. and subsidiaries of our report dated January 29, 2003 relating to the consolidated balance sheets of CNET Networks, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and our report on the supporting schedule dated January 29, 2003, which reports appear in the December 31, 2002 annual report on Form 10-K of CNET Networks, Inc. and subsidiaries. Our report on the consolidated financial statements refers to a change in accounting for business combinations and goodwill and other intangible assets in 2001 and 2002.

San Francisco, California

March 19, 2003